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             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

         ____________ LIFE INSURANCE EXCHANGE OPTION RIDER ____________

This rider is a part of the policy to which it is attached if it is listed in the Schedule of Benefits and Premiums. The insureds under the existing policy are the insureds under this rider.

DEFINITIONS - "Existing policy" means the policy to which this rider is attached.

"New policy" means each policy issued under this rider insuring the life of one of the insureds.

The exercise of this option is subject to all the provisions and conditions of this rider.

EXCHANGE OPTION BENEFIT - While this rider is in force the owner may exchange the existing policy for new policies of life insurance on the lives of both of the insureds. This option may be exercised only if one of the following events occurs:

- A final divorce decree of the insureds' marriage which has been in effect for at least six months, but not more than one year, before an exchange takes place.

-    The Federal Tax Law is changed, resulting in:

      -    the repeal of the unlimited marital deduction provision; or

      - a reduction of at least 50% in the maximum federal estate tax bracket.

This option may be exercised on or within six months after:

- a final divorce decree of the insured's marriage has been in effect for six months; or

-    the effective date of the Federal Tax Law change as described above.

EXERCISE OF THE OPTION - The owner must provide the following to the Company for each insured:

-    a written application for an eligible policy of life insurance;

-    evidence the exchange option event has occurred;

-    proof the owner has an insurable interest in the insured;

- written consent to exchange by the insured, all assignees and irrevocable beneficiaries, if any, of the existing policy; and

-    payment of any amounts required by this rider.

EXCHANGE DATE - The exchange date will be the monthly payment date next following the later of:

(a)  the date the Company receives payment of any amount due for the exchange;
     and

(b)  the date the Company approves the issuance of both new policies.

Insurance provided by the existing policy shall terminate at the end of the day preceding the exchange date. Insurance under the new policies will begin on the exchange date. No death benefit will be paid under a new policy if an insured dies on or after the date of the application for the new policy and before the exchange date. Instead, the Company will refund the amount paid on the new policy, if any.

FORM 1076-89                                   (OVER)

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REQUIRED PAYMENT OR ADJUSTMENT - One-half the policy value of the existing policy will be applied as the first premium for each new policy. If the policy value so allocated exceeds the maximum premium allowed under the new policy, the excess will be paid to the owner. If the allocated policy value less debts is less than the amount needed to maintain the new policy in force for three months, the owner will be required to pay the difference to the Company.

NEW POLICY DESCRIPTION - The date of issue of the new policy will be the exchange date. The time periods in the suicide and incontestability provisions will be measured from the date of issue of the existing policy or the last increase in the face amount of the existing policy, if applicable.

The new policy will be the flexible premium adjustable life insurance policy offered by the Company on the exchange date. The insurance charges will be based on the rates in use on the date of issue of the new policy for the insured's sex and class of risk on the exchange date.

The face amount of the new policy will be 50% of the face amount of the existing policy.

The Company, at its discretion, may decline to include in the new policy any riders. Charges for riders included in the new policy will be at the rates in use on the exchange date for the insured's sex and class of risk.

TERMINATION - This rider will terminate on the first to occur of:

-    the death of the insured who dies first; or

-    termination of the existing policy during the lifetime of the insureds; or

-    upon written request by the owner; or

- the policy anniversary of the existing policy nearest the older insured's 80th birthday; or

-    exercise of this exchange option.

GENERAL - Except as otherwise provided herein, all of the provisions and conditions of the existing policy apply to this rider.

Charges for this rider are payable as a part of the monthly insurance charges due under the existing policy. The monthly charge for this rider is shown on page 5 of the existing policy.




IN WITNESS WHEREOF, the Company has, by its President and Secretary, executed this rider at Worcester, Massachusetts on the date of issue of this rider.


     Secretary                                                 President

FORM 1076-89